As filed with the Securities and Exchange Commission on July 14, 2023

Registration No. 333-269753

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIONEXUS GENE LAB CORP.
(Exact name of registrant as specified in its charter)

Wyoming	8071	35-2604830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 02, Level 10, Tower B, Vertical Business Suite

Bangsar South, 8 Jalan Kerinchi

59200 Kuala Lumpur

Malaysia

60 1221-26512

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cloud Peak Law Group, P.C.

1095 Sugar View Dr, Ste 100 Sheridan, Wyoming 82801, USA

 (Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 +1-212-588-0022 - telephone +1-212-826-9307 - facsimile	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 630 Vienna, VA 22182 +1 (703) 919-7285

Approximate date of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely for the purpose of filing an updated certain exhibits to this registration statement on Form S-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from the Registration Statement filed on July 5, 2023.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate (except for SEC registration and FINRA filing fees, which are actual) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of common stock to be registered by this registration statement.

Item	Amount to be paid
SEC registration fee	$1,035
FINRA filing fee	3,316
Nasdaq listing fee	75,000
Legal fees and expenses	125,000
Accounting fees and expenses	27,500
U.S. GAAP Consulting	20,000
Transfer agent fees and expenses	3,500
Underwriter expense reimbursement	150,000
Printing and engraving expenses	3,500
Miscellaneous expenses	10,000
Total	$418,851

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALE OF UNREGISTERED SECURITIES

During the past three years, the Company has sold shares of common stock in the following private placement transaction:

On April 12, 2022, the Company entered into Sales & Purchase Agreement with Keith Wong pursuant to which the Company agreed to the sales of 2,500,000 shares of its common stock at $0.06 per share.

The issuance above was exempt under Regulation S and/or Section 4(a)(2) of the Securities Act.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sells are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1/A to be signed on its behalf by the undersigned, thereunto duly authorized, in Kuala Lumpur, Malaysia, on July 14, 2023.

BIONEXUS GENE LAB CORP.

By:	/s/ Sook Keng Yeoh
Name:	Sook Keng Yeoh
Title:	Chief Executive Officer, Director (Principal Executive Officer)

By:	/s/ Wei Li Leong
Name:	Wei Li Leong
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sook Keng Yeoh	Chief Executive Officer and Director	July 14, 2023
Sook Keng Yeoh	(Principal Executive Officer)

/s/ Wei Li Leong	Chief Financial Officer	July 14, 2023
Wei Li Leong	(Principal Financial and Accounting Officer)

/s/ Yeat Min Fong	Chairman of Director	July 14, 2023
Yeat Min Fong

/s/ Teng Fook Fong	Independent Director	July 14, 2023
Teng Fook Fong

/s/ Chai Ping Lin	Independent Director	July 14, 2023
Chai Ping Lin

/s/ Chak Hua Yew	Independent Director	July 14, 2023
Chak Hua Yew

/s/ Boon Teong Teoh	Independent Director	July 14, 2023
Boon Teong Teoh

/s/ Chee Keong Yap	Independent Director	July 14, 2023
Chee Keong Yap

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EXHIBIT INDEX

Exhibit Number	Description
1.1+	Form of Underwriting Agreement

3.1**	Articles of Incorporation of the Registrant, as currently in effect

3.2**	Bylaws of the Registrant, as currently in effect

3.3**	Certificate of Amendment filed with the Secretary of the State of Wyoming on June 7, 2017

3.4**	Certificate of Amendment filed with the Secretary of the State of Wyoming on March 29, 2023

3.5**	Certificate of Amendment filed with the Secretary of the State of Wyoming on June 5, 2023

4.1**	Registrant’s Specimen Certificate for Common Stock

4.2+	Form of Representative’s Warrant

5.1+	Opinion of Ortoli Rosenstadt LLP regarding the validity of the securities being registered

8.1+	U.S. Tax Opinion by Ortoli Rosenstadt LLP

10.1+	Share Exchange Agreement between BioNexus and Chemrex

10.2**	Employment Agreement with Yeat Min Fong

10.3**	Employment Agreement with Yee Meng Wong

10.4**	Employment Agreement with Sook Keng Yeoh

10.5**	Employment Agreement with Wei Li Leong

10.6**	Employment Agreement with Liong Tai Tan

10.7**	Director Offer Letter by and between the Registrant and Teng Fook Fong

10.8**	Director Offer Letter by and between the Registrant and Chai Ping Lin

10.9**	Director Offer Letter by and between the Registrant and Chak Hua Yew

10.10**	Director Offer Letter by and between the Registrant and Boon Teong Teoh

10.11**	Director Offer Letter by and between the Registrant and Chee Keong Yap

14.1+	Code of Business Conduct and Ethics

21.1**	List of Subsidiaries of the Registrant

23.1**	Consent of JP Centurion & Partners PLT

23.2+	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)

99.2+	Audit Committee Charter

99.3+	Compensation Committee Charter

99.4+	Nomination Committee Charter

107**	Filing Fee Table

+	Filed herewith.
*	To be filed by Amendment.
**	Previously filed.

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